Exhibit 5.1

[Shearman & Sterling LLP Letterhead]

October 24, 2006

CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039

CIT Group Inc.

Ladies and Gentlemen:

                    We are acting as U.S. counsel for CIT Group Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a post-effective amendment (the “Post-Effective Amendment”) to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-131159) relating to the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended, of senior debt securities (“Senior Debt Securities”) of CIT Group Funding Company of Canada (the “Issuer”) and the related guarantees (the “Guarantees,” and together with the Senior Debt Securities, the “Securities”) of the Company, as described in the Issuer’s prospectus forming a part of the Post-Effective Amendment (the “Prospectus”) and as shall be designated by the Issuer at the time of the applicable offering.

                    The Securities will be issued pursuant to an indenture (the “Indenture”) to be entered into among the Issuer, the Company, as guarantor, and The Bank of New York, as trustee (the “Trustee”), a form of which is filed as an exhibit to the Registration Statement.

                    In that connection, we have reviewed the originals, or copies identified to our satisfaction, of the Indenture, the Post-Effective Amendment, the certificate of incorporation and by-laws of the Company, as amended, and such corporate records of the Issuer and the Company, certificates of public officials, officers of the Issuer and the Company and other persons, and other documents, agreements and instruments, as we have deemed necessary as a basis for the opinions expressed below. In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Issuer and the Company, and that the Indenture will be the legal, valid and binding obligation of each party thereto, other than the Issuer and the Company, enforceable against each such party in accordance with its terms. We also have assumed that the execution, delivery and performance by the Issuer and the Company of the Indenture and the Securities will be duly authorized by all necessary action

(corporate or otherwise) on the part of the Issuer and the Company and will not (a) contravene the certificate of incorporation or bylaws of each of the Issuer and the Company, (b) violate any law, rule or regulation applicable to the Issuer and the Company, or (c) result in any conflict with or breach of any agreement or document binding on the Issuer and the Company, and that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Issuer or the Company of the Indenture or the Securities or, if any such authorization, approval, consent, action, notice or filing is required, it has been or will be duly obtained, taken, given or made and is or will be in full force and effect.

                    Our opinion set forth below is limited to the law of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

                    Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.

The Indenture, when duly executed and delivered by the Issuer, the Company and the Trustee will constitute the legal, valid and binding obligation of the Issuer and the Company, enforceable against the Issuer and the Company in accordance with its terms.

2.

When (i) the Indenture has been duly executed and delivered by the Issuer, the Company and the Trustee, (ii) the final terms of the Securities have been duly established and approved by the Issuer and the Company, respectively, (iii) the issuance and sale of the Securities has been duly authorized by all necessary action (corporate or otherwise), (iv) such Senior Debt Securities have been duly executed by the Issuer and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Issuer and the Company, and (v) such Guarantees have been duly executed and delivered by the Guarantor, the Securities will constitute legal, valid and binding obligations of each of the Issuer and the Company, enforceable against the Issuer and the Company in accordance with their terms.

          The opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). Further, with respect to Securities denominated in a currency other than United States dollars, if any, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.

          We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the

Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

MJS/TW
ARS